EXHIBIT 19
STANDARD MOTOR PRODUCTS, INC.

Policy on Insider Trading

(Amended as of July 29, 2024)

This Insider Trading Policy (the “Policy”) sets forth the standards of Standard Motor Products, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

Introduction

    The federal securities laws of the United States prohibit “insider trading”. Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with a company to make decisions to purchase, sell or otherwise trade in the securities of the company or, in certain circumstances, to provide that information to others outside the company. The federal securities laws impose severe civil and criminal liability on persons who violate such laws. Therefore, the Company desires to provide specific guidance to its directors, officers and employees to ensure that neither the Company nor its directors, officers or employees violate insider trading laws. Furthermore, it is the Company’s policy not to engage in transactions in the Company’s securities in violation of insider trading laws.

This Policy is divided into three parts. The first part prohibits certain actions relating to trading in securities and applies to all directors, officers and employees of the Company.

The second part imposes special additional trading restrictions and applies to all directors and executive officers of the Company, and certain other employees of the Company that the Company may designate from time to time because of their position, responsibilities or their actual or potential access to material information.

The third part clarifies certain additional matters pertaining to this Policy and applies to all directors, officers and employees of the Company, and certain persons or entities involved with the Company.

Part I

Applicability

Part I of this Policy applies to all directors, officers and employees of the Company, and to all trading or other transactions by such persons in (i) the Company’s securities, including common stock and any other securities that the Company may issue, such as preferred stock, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company; and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies, as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained in course of his or her work with the Company.

General Policies

(a) You may not purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. The terms “material” and “nonpublic” are defined in Appendix A attached hereto.

(b) You may not communicate any material nonpublic information about the Company to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) You may not: (a) purchase or sell any security of any other publicly traded company while in possession of material nonpublic information about that company that was obtained in the course of your work with the Company; or (b) communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) You may not sell the Company’s securities short, including any “sale against the box”, unless approved by the Compliance Officer (which is defined in Appendix A attached hereto).

(e) You may not buy or sell puts or calls or other derivative securities on the Company’s securities, unless approved by the Compliance Officer.

(f) You may not hold Company securities in a margin account or pledge Company securities, unless approved by the Compliance Officer. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker without your consent if you fail to meet a margin call or by the lender in foreclosure if you default on the loan.

(g) You may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, unless approved by the Compliance Officer.

You should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.

Part II

Applicability

Part II of this Policy imposes special additional trading restrictions and applies to all directors and executive officers of the Company, and certain other employees of the Company that the Company may designate from time to time because of their position, responsibilities or their actual or potential access to material information (collectively, “Covered Persons”).

Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below, unless approved by the Compliance Officer.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning on the 15th day of the last month of each fiscal quarter and ending at the close of business on the second trading day following the Company’s public disclosure of its financial results for such quarter.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. You should treat the fact that the Company has imposed a special blackout period as material nonpublic information.

The prohibition against trading in the Company’s securities during a blackout period may be waived by the Compliance Officer in the event of an emergency, hardship or other special circumstance.

Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period is imposed.

Pre-Clearance of Securities Transactions

Covered Persons are likely to obtain material nonpublic information on a regular basis; therefore, the Company requires all such persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company’s securities. No Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer, except for purchases and sales of securities under an Approved 10b5-1 Plan (which is defined in Part III below).
Immediate Notification of Transactions in Company Stock

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally requires all directors and executive officers of the Company to report to the U.S. Securities and Exchange Commission (“SEC”) all transactions they make in the Company’s stock within two business days of the transaction. Accordingly, directors and executive officers should notify the Compliance Officer in advance of, but in any event, no later than on the same day of any transaction they make in the Company’s stock (including trades under an Approved 10b5-1 Plan, gifts and any estate or tax planning transactions, including charitable contributions or contributions to a trust or limited liability company for the benefit of the director or executive officer or his or her family members).

The reporting obligation under Section 16(a) of the Exchange Act is an individual obligation of directors and executive officers, but the Company will assist the director or executive officer in preparing and filing with the SEC any required report of a change in his or her beneficial ownership of the Company’s stock.

Part III

Immediate Family Members & Controlled Entities

The trading restrictions of this Policy apply to any trading in which you participate or provide assistance, whether the trading is for your own account or on behalf of another person or entity. Solely for the purpose of this Policy, it will be presumed by the Company that you have participated in or assisted trading in, or with respect to, Company securities by your immediate family members. Accordingly, you are required, for your own protection, to ensure that your immediate family members do not engage in any trading in, or with respect to, Company securities that would violate the trading restrictions of this Policy had you engaged in such trading for your own account. You must also comply with the trade restrictions of this Policy in connection with any proposed trading by any entities that are directed by or are subject to your influence or control or the influence or control of any of your immediate family members.

Other Third Parties

The trading restrictions of this Policy apply to any agents, consultants, advisors and contractors to the Company that the Company may designate because of their actual or potential access to material information.

10b5-1 Plans

The trading restrictions of this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meets the following requirements:

(i) it has been reviewed and approved by the Compliance Officer in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the cooling-off period required under applicable law, and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to certain exceptions available under applicable law).

No Approved 10b5-1 Plan may be adopted, modified or terminated by a Covered Person during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer.

Post-Termination

This Policy continues to apply to you after your employment or service with the Company has been terminated as follows: if you are aware of material nonpublic information about the Company when your employment or service relationship terminates, you may not trade in Company securities until the earlier to occur of the information becoming public or becoming no longer material. For purposes of this Policy, information is considered nonpublic until the close of business two full trading days following its public disclosure. If you are uncertain or unable to determine whether certain nonpublic information remains material after your employment or service relationship is terminated, you should contact the Compliance Officer.
Violations of Policy

Persons who violate the federal securities laws prohibiting insider trading may be subject to severe civil and criminal liabilities, including jail terms, criminal fines, civil penalties and civil enforcement injunctions. Compliance with this Policy is mandatory given the severity of the potential penalties.

Employees who violate this Policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination for cause.

Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

Appendix A

Definitions

Compliance Officer. The Company has appointed the Chief Legal Officer as the “Compliance Officer” for this Policy.

Material. For purposes of this Policy, information is regarded as “material” if there is a substantial likelihood that its disclosure would impact the investment decisions of a reasonable investor because it significantly altered the total mix of information available in the market about a security. Information could be considered “material” whether it is positive or negative, or whether it is historical- or forward-looking. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

Examples of information that may be material in particular situations include regarding:

(i)financial results or estimates or projections of future results;

(ii)major changes in the Company’s management or the board of directors;
(iii)major changes in accounting methods or policies;
(iv)a pending or proposed merger, acquisition, divestiture, or purchase or sale of substantial assets;
(v)a change in dividend policy, the repurchase of securities, the offering of additional securities or other significant financing activities;
(vi)the gain or loss of a significant customer or supplier;
(vii)a significant cybersecurity incident; and
(viii)significant litigation or government agency investigations.

If you are uncertain whether certain information is material, you should consult the Compliance Officer or assume that the information is material.

Nonpublic. For purposes of this Policy, information is regarded as “public” if it has been disseminated in a manner designed to reach investors generally (for example, by a press release or an SEC filing), and the investors are given the opportunity to absorb the information. Two full trading days after the information was publicly disclosed is generally considered sufficient time for investors to absorb the information.

For example, if the Company issues a press release announcing information before trading begins on a Monday, the information would be deemed to be public as of the opening of the market on the following Wednesday. However, if the Company had issued the press release announcing information after trading began that Monday, the information would be deemed to be public as of the opening of the market on the following Thursday.

If you are uncertain whether information is considered public, you should consult the Compliance Officer or assume that the information is nonpublic and treat it as confidential.